Exhibit 5.1

WILLKIE FARR & GALLAGHER LLP	787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

June 2, 2011

Interactive Data Corporation

32 Crosby Drive

Bedford, Massachusetts 01730

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are counsel for Interactive Data Corporation, a Delaware corporation (the “Issuer”); eSignal, Inc., Exshare Financial Incorporated, GTIS Corporation, Infotec Holdings Corporation, Interactive Data Pricing and Reference Data, Inc., and Interactive Data Real-Time Group, Inc., each, a Delaware corporation; IDCO Nominees, LLC and Interactive Data Managed Solutions, LLC, each, a Delaware limited liability company; and Interactive Data Real-Time Services, Inc., a New York corporation (collectively, the “Guarantors”).

We have acted as counsel in connection with various legal matters relating to the filing, on the date hereof, of a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), covering up to $700,000,000 in principal amount of the Issuer’s 10  1/4% Senior Notes due 2018 (the “Exchange Notes”) offered in exchange for all of the outstanding 10  1/4% Senior Notes due 2018 (the “Original Notes”). The Original Notes were originally issued and sold in reliance upon an exemption from registration under the Securities Act.

The Original Notes and the Exchange Notes are issued under the Indenture, dated as of July 29, 2010, among the Issuer, Igloo Merger Corporation, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The exchange is being made pursuant to an exchange offer contemplated by the Registration Statement (the “Exchange Offer”). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Registration Statement. As used herein, the term “Registrants” refers to the Issuer and the Guarantors.

In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Indenture and the respective certificates of incorporation and by-laws, or other organizational documents, as amended, of the Registrants and such other documents, corporate records, certificates and other instruments as in our judgment were necessary or appropriate to enable us to render the opinions expressed below. As to certain factual matters, we have relied (without independent verification) upon certificates of public officials, certificates and statements (including representations

NEW YORK    WASHINGTON    PARIS    LONDON    MILAN    ROME     FRANKFURT    BRUSSELS

in alliance with Dickson Minto W.S., London and Edinburgh

and warranties as to facts set forth in any of the documents and agreements referred to herein) of officers of the Registrants and such other documents as we have deemed necessary or appropriate in respect of the opinions expressed herein. In such examinations, we have assumed:

(i)	the genuineness of all signatures on original or certified or otherwise identified documents; and

(ii)	the authenticity of all company and corporate records, agreements, documents, instruments and certificates submitted to us as originals, the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies thereof and the authenticity of the originals of such conformed, certified or photostatic copies.

Based on the foregoing, we are of the opinion that:

1. The Indenture has been duly and validly authorized, executed and delivered by each of the Registrants. The Indenture constitutes a legal, valid and binding obligation of each of the Registrants enforceable against the Registrants in accordance with the terms thereof, except insofar as enforceability thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally, or (b) general principles of equity.

2. The Exchange Notes and the guarantees thereof by the Registrants pursuant to the terms of the Indenture have been duly authorized by the Issuer and the other Registrants and, when the Exchange Notes have been duly executed by the proper officers of the Registrant, duly authenticated by the Trustee, and issued by the Registrants in accordance with the terms of the Indenture in exchange for the Initial Notes as contemplated by the Registration Statement, the Exchange Notes will constitute legal, valid and binding obligations of the Issuer and the other Registrants, respectively, will be entitled to the benefits of the Indenture and will be enforceable against the Issuer and the other Registrants, respectively, in accordance with their terms, except insofar as enforceability thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally or (b) general principles of equity.

The opinions expressed herein are limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. We do not express an opinion as to matters arising under the laws of any jurisdiction, other than the laws of the State of New York, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Federal laws of the United States. The opinions expressed herein are expressed as of the date hereof and we undertake no duty or obligation to update such opinions.

We hereby consent to being named as counsel for the Registrants in the Registration Statement and under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement or any amendment thereto. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

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